Amendment No. 1 to Code of Ethics Policy

Effective April 4, 2014

This Amendment to the Code of Ethics Policy shall be implemented effective as of April 4, 2014.

1.	On page 26, under “Type of Gift/Entertainment Received” the following edits shall be implemented:

Entertainment that may not be ~~more~~ usual or customary, but that seems appropriate under the circumstances.

2.	Beginning on page 6, under “Additional Restrictions for Certain Investment Professionals” the following changes shall be adopted:

Profiting from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days by any of the following Access Persons described under “Applies to” who provide services for registered investment companies	• Portfolio Managers • Securities Analysts and Researchers • Securities Traders who provide information or advice to a portfolio manager • Members of Investment Control	Transactions will be matched using a LIFO system. All profits of prohibited trades are subject to disgorgement Exceptions: • Exempt Securities • ETF’s pre-approved through StarCompliance

Purchasing or selling a Security in the 5 business days BEFORE that Security is bought or sold on behalf of a Firm client, in any • Covered Account, or • Outside Fiduciary Account

•    Prohibited ~~only~~ for portfolio managers and any other investment professional in their product group, including traders, researchers or analysts, for the client account in which the Security is transacted.

•    Members of Investment Control

• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Amendment No. 1 to Code of Ethics Policy

Effective April 4, 2014

Purchasing a Security in the 5 business days after that Security is sold on behalf of a Firm client, or selling a Security in the 5 business days AFTER that Security is purchased on behalf of a Firm client, in any

•    Covered Account, or

•    Outside Fiduciary Account

•    Prohibited ~~only~~ for portfolio managers and any other investment professional in their product group, including traders, researchers or analysts, for the client account in which the security is transacted.

•    Members of Investment Control

• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Purchasing or selling any Security in the 5 business days AFTER a TCW-advised or sub-advised registered investment company buys or sells the Security, in any

•    Covered Account, or

•    Outside Fiduciary Account

•    Prohibited ~~only~~ for a portfolio manager and any other investment professional in their product group, including traders, researchers or analysts, managing funds for the registered investment company.

•    Members of Investment Control

• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.

Amendment No. 1 to Code of Ethics Policy

Effective April 4, 2014

Purchasing or selling any Security in a manner inconsistent with any recommendation made by that research analyst less than 30 days prior to the proposed purchase or sale	Prohibited for any Analyst or Researcher	• All prohibited transactions must be reversed; and • all profits are subject to disgorgement.